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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-34630




                           PROSPECTUS SUPPLEMENT NO. 2

                       (TO PROSPECTUS DATED JULY 3, 2000)

                                 779,271 SHARES

                           GENELABS TECHNOLOGIES, INC.

                                  COMMON STOCK

                                -----------------


     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

              INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.
            SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                              PLAN OF DISTRIBUTION

     We are offering 779,271 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. ("Acqua Wellington") pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $3.99 per share. We will not pay any other compensation with respect to this sale of common stock.

     Acqua Wellington and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:


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     o    in the over-the-counter market; or

     o    in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

     Acqua Wellington may also sell its shares under Rule 144 instead of this prospectus, if Rule 144 is available for those sales.

     The transactions in the shares may be effected by one or more of the following methods:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

     o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

     o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     Acqua Wellington is an "underwriter" within the meaning of the Securities Act in connection with its sale of the shares purchased from us described in this prospectus supplement. Broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     During the time Acqua Wellington is engaged in distributing shares covered by this prospectus, Acqua Wellington is required to comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:


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     o    may not engage in any stabilization activity in connection with our securities;

     o must furnish each broker which offers shares of common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

     o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

     With respect to the purchase and potential resale of the common stock covered by this prospectus supplement, we have agreed to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington. We have agreed to pay certain reasonable fees of Acqua Wellington related to the execution of the purchase agreement relating to the shares and the transactions contemplated thereby in an amount up to $40,000.

                                 USE OF PROCEEDS

     We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 11 of the prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed below, in addition to those indicated on page 14 of the prospectus:

     o Report on Form 8-K dated July 10, 2000, filed with the SEC on July 10, 2000.


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                           MARKET FOR OUR COMMON STOCK

     On August 4, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $3.75 per share. Our common stock is listed on the Nasdaq National Market under the symbol "GNLB." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

     As of August 4, 2000, we had 43,673,925 shares of common stock outstanding.

                                     GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is August 7, 2000.


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                                TABLE OF CONTENTS

                                                                             PAGE
PROSPECTUS SUPPLEMENT
     Plan of Distribution.....................................................S-1
     Use of Proceeds..........................................................S-3
     Where You Can Find More Information......................................S-3
     Market for Our Common Stock..............................................S-4
     General..................................................................S-4

PROSPECTUS
     Prospectus Summary.........................................................1
     Genelabs Technologies, Inc.................................................1
     The Offering...............................................................1
     Risk Factors...............................................................3
     Forward-Looking Statements................................................10
     Use of Proceeds...........................................................11
     Dilution..................................................................12
     Plan of Distribution......................................................13
     Legal Matters.............................................................13
     Experts...................................................................13
     Where You Can Get More Information........................................14


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